Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Third Quarter Net Income per Share of $1.98;

Operating Income per Share Is a Record $1.98;

Combined Ratio Is 86.3%

2012 Operating Income per Share Guidance Is Increased

To a Range of $6.70 to $6.80

WARREN, New Jersey, October 25, 2012 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2012 was $533 million compared to $298 million in the third quarter of 2011. Net income per share increased 90% to $1.98 from $1.04.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $533 million in the third quarter of 2012 compared to $252 million in the third quarter of 2011. Operating income per share increased 125% to a record $1.98 from $0.88.

The third quarter impact of catastrophes before tax was $17 million in 2012 and $420 million in 2011. The impact of catastrophes on third quarter net income and operating income per share was $0.04 in 2012 and $0.95 in 2011.

The third quarter combined loss and expense ratio was 86.3% in 2012 compared to 102.6% in 2011. The impact of catastrophes accounted for 0.6 percentage points of the combined ratio in the third quarter of 2012, compared to 14.4 percentage points in the third quarter of 2011. Excluding the impact of catastrophes, the third quarter combined ratio improved to 85.7% in 2012 from 88.2% in 2011.

The expense ratio for the third quarter was 32.5% in 2012 and 32.4% in 2011.

Net written premiums increased 1% in the third quarter of 2012 to $2.9 billion. Excluding the effect of foreign currency translation, premiums were up approximately 3%. Premiums increased 4% in the U.S. and declined 6% outside the U.S. (were flat in local currencies).

Property and casualty investment income after taxes for the third quarter declined 7% to $297 million in 2012 from $321 million in 2011.

Net realized investment losses for the third quarter of 2012 were less than $1 million, compared to net realized investment gains of $71 million before tax ($0.16 per share after-tax) in the third quarter of 2011.

During the third quarter, Chubb repurchased 4.1 million shares of its common stock at a total cost of $301 million (an average of $73.80 per share). As of September 30, 2012, there remained approximately $357 million available for share repurchases under the current authorization.

Average diluted shares outstanding for the third quarter were 269.2 million in 2012 and 287.8 million in 2011.

“Chubb’s third quarter operating earnings per share of $1.98 were the highest of any quarter in Chubb’s history,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “This record result reflected strong underlying underwriting performance as well as unusually low catastrophe losses. All three of our business units made significant contributions to these results, producing an outstanding 86.3% combined ratio. We’re also encouraged by the rate increases we continued to obtain in all of our business units.”

Nine-Month Results

For the first nine months of 2012, net income was $1.4 billion or $5.29 per share, compared with $1.2 billion or $4.16 per share for the first nine months of 2011. Operating income for the first nine months totaled $1.4 billion or a record $5.04 per share in 2012, compared with $1.0 billion or $3.50 per share in 2011.

The impact of catastrophes in the first nine months of 2012 was $264 million before tax. In the first nine months of 2011, the impact of catastrophes was $1.0 billion before tax. The impact of catastrophes on net income and operating income per share for the first nine months was $0.63 in 2012 and $2.25 in 2011.

The combined ratio for the first nine months was 90.1% in 2012 compared to 97.1% in 2011. The impact of catastrophes in the first nine months accounted for 3.0 percentage points of the combined ratio in 2012 and 11.7 points in 2011. Excluding the impact of catastrophes, the combined ratio in the first nine months was 87.1% in 2012 and 85.4% in 2011.

The expense ratio for the first nine months was 32.0% in 2012 and 31.8% in 2011.

Net written premiums increased 2% in the first nine months of 2012 to $9.0 billion. Excluding the effect of foreign currency translation, premiums were up approximately 3%. Premiums increased 4% in the U.S. and declined 3% outside the U.S. (increased 1% in local currencies).

Property and casualty investment income after taxes for the first nine months declined 4% to $908 million in 2012 from $949 million in 2011.

Net income for the first nine months of 2012 reflected net realized investment gains of $103 million before tax ($0.25 per share after-tax). Net income for the first nine months of 2011 reflected net realized investment gains of $300 million before tax ($0.66 per share after-tax).

Average diluted shares outstanding for the first nine months were 272.9 million in 2012 and 294.4 million in 2011.

During the first nine months of 2012, Chubb repurchased 12.7 million shares of common stock at a total cost of $907 million (an average of $71.23 per share).

Revised Guidance for 2012

“Based on our record operating income per share for the first nine months and our outlook for the fourth quarter,” said Mr. Finnegan, “we are increasing our full year 2012 operating income per share guidance to a range of $6.70 to $6.80 from the $5.70 to $5.95 range we provided in July 2012. This revised guidance is based on operating income per share of $5.04 for the first nine months and an estimated range of $1.66 to $1.76 for the fourth quarter.”

The revised guidance for 2012 operating income per share assumes an impact from catastrophes of 2 percentage points in the fourth quarter, resulting in an assumed impact of catastrophes for the year of 2.7 points, compared to an assumption of 4.3 points in the previous guidance. The revised guidance assumes 271 million average diluted shares outstanding for the year, unchanged from the previous guidance.

The impact of each percentage point of catastrophe losses on 2012 full year operating income per share is approximately $0.28.

Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Third Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 3% in the third quarter of 2012 to $1.1 billion. CPI’s combined ratio was 82.8%, compared to 115.6% in the third quarter of 2011. The impact of catastrophe losses in the third quarter accounted for 1.5 percentage points of the combined ratio in 2012 and 28.5 points in 2011. Excluding the impact of catastrophe losses, CPI’s third quarter combined ratio was 81.3% in 2012 and 87.1% in 2011.

Net written premiums for Homeowners increased 3%, and the combined ratio was 76.2%. Personal Automobile net written premiums declined 2%, and the combined ratio was 92.0%. Other Personal lines premiums increased 8%, and the combined ratio was 95.5%.

Chubb Commercial Insurance (CCI) net written premiums were up 2% in the third quarter of 2012 to $1.2 billion. The combined ratio for the third quarter was 87.2% in 2012 and 101.1% in 2011. The impact of catastrophe losses in the third quarter accounted for 0.2 percentage points of the combined ratio in 2012 and 11.2 points in 2011. Excluding the impact of catastrophe losses, CCI’s third quarter combined ratio was 87.0% in 2012 and 89.9% in 2011.

In the U.S., average third quarter CCI renewal rates were up 8%, premium renewal retention was 84% and the ratio of new to lost business was 0.9 to 1.

Chubb Specialty Insurance (CSI) net written premiums declined 4% in the third quarter of 2012 to $640 million. The combined ratio was 91.9% compared to 88.3% in the third quarter of 2011.

Professional Liability (PL) net written premiums were down 5%, and the business had a combined ratio of 97.0%. In the U.S., average third quarter PL renewal rates were up 8%, premium renewal retention was 82% and the ratio of new to lost business was 0.6 to 1.

Surety net written premiums were up 3%, and the combined ratio was 55.8%.

Webcast Conference Call to be held Today at 5 P.M.

Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 25th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2012 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:

—	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

—	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

—	claims and litigation arising out of practices in the financial services industry;

—	claims and litigation relating to uncertainty in the credit and broader financial markets; and

—	legislative or regulatory proposals or changes;

•

the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•

the impact of legislative, regulatory and similar developments on our business, including those relating to terrorism, catastrophes, the financial markets, solvency standards, capital requirements and accounting guidance;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,913	$2,879	$8,962	$8,793
Decrease (Increase) in Unearned Premiums	64	53	(51)	(94)

Premiums Earned	2,977	2,932	8,911	8,699

Losses and Loss Expenses	1,597	2,054	5,164	5,666
Operating Costs and Expenses	946	931	2,859	2,790
Decrease (Increase) in Deferred Policy Acquisition Costs	9	(13)	(15)	(70)
Dividends to Policyholders	7	7	23	23

Underwriting Income (Loss)	418	(47)	880	290

Investments
Investment Income Before Expenses	373	404	1,145	1,200
Investment Expenses	9	8	28	29

Investment Income	364	396	1,117	1,171

Other Income	1	8	6	24

Property and Casualty Income	783	357	2,003	1,485

CORPORATE AND OTHER	(56)	(62)	(173)	(188)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	727	295	1,830	1,297

Federal and Foreign Income Tax	194	43	454	266

CONSOLIDATED OPERATING INCOME	533	252	1,376	1,031

REALIZED INVESTMENT GAINS AFTER INCOME TAX	—	46	67	195

CONSOLIDATED NET INCOME	$533	$298	$1,443	$1,226

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$297	$321	$908	$949

	Periods Ended September 30
	Third Quarter		Nine Months
	2012	2011	2012	2011
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	269.2	287.8	272.9	294.4
Actual Common Shares at End of Period	261.9	278.1	261.9	278.1

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.98	$.88	$5.04	$3.50
Realized Investment Gains	—	.16	.25	.66

Net Income	$1.98	$1.04	$5.29	$4.16

Effect of Catastrophes	$(.04)	$(.95)	$(.63)	$(2.25)

	Sept. 30	Dec. 31	Sept. 30
	2012	2011	2011
		(As Adjusted)	(As Adjusted)
BOOK VALUE PER COMMON SHARE	$60.99	$56.15	$55.25

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	53.96	50.37	50.13

Book value per common share at December 31, 2011 and September 30, 2011 has been adjusted to reflect the adoption of new guidance issued by the Financial Accounting Standards Board related to the accounting for costs associated with acquiring or renewing insurance contracts. The adoption of this guidance decreased shareholders’ equity by $273 million as of December 31, 2011 and September 30, 2011. The effect of the adoption of the new guidance on net income for the nine months ended September 30, 2012 and September 30, 2011 was not material.

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2012	2011	2012	2011
Losses and Loss Expenses to Premiums Earned	53.8%	70.2%	58.1%	65.3%
Underwriting Expenses to Premiums Written	32.5	32.4	32.0	31.8

Combined Loss and Expense Ratio	86.3%	102.6%	90.1%	97.1%

Effect of Catastrophes on Combined Loss and Expense Ratio	0.6%	14.4%	3.0%	11.7%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Paid Losses and Loss Expenses	$1,639	$1,728	$4,927	$4,938
Increase (Decrease) in Unpaid Losses and Loss Expenses	(42)	326	237	728

Total Losses and Loss Expenses	$1,597	$2,054	$5,164	$5,666

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2012	2011	(Decrease)	2012	2011
	(in millions)
NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$519	$517	—%	92.2%	94.8%
Homeowners	1,940	1,872	4	82.1	106.2
Other	652	597	9	95.1	96.1

Total Personal	3,111	2,986	4	86.5	102.2

Commercial Insurance
Multiple Peril	840	852	(1)	90.4	108.0
Casualty	1,248	1,247	—	91.6	86.7
Workers’ Compensation	789	662	19	95.2	92.5
Property and Marine	1,092	1,058	3	94.3	119.0

Total Commercial	3,969	3,819	4	92.6	101.4

Specialty Insurance
Professional Liability	1,660	1,740	(5)	97.7	87.9
Surety	220	244	(10)	51.4	49.9

Total Specialty	1,880	1,984	(5)	92.3	83.6

Total Insurance	8,960	8,789	2	90.5	97.4

Reinsurance Assumed	2	4	*	*	*

Total	$8,962	$8,793	2	90.1	97.1

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$170	$174	(2)%	92.0%	99.3%
Homeowners	679	658	3	76.2	126.1
Other	213	197	8	95.5	97.6

Total Personal	1,062	1,029	3	82.8	115.6

Commercial Insurance
Multiple Peril	287	290	(1)	77.2	95.6
Casualty	378	392	(4)	89.2	92.5
Workers’ Compensation	242	199	22	94.9	94.4
Property and Marine	304	302	1	87.9	119.8

Total Commercial	1,211	1,183	2	87.2	101.1

Specialty Insurance
Professional Liability	567	594	(5)	97.0	92.5
Surety	73	71	3	55.8	55.5

Total Specialty	640	665	(4)	91.9	88.3

Total Insurance	2,913	2,877	1	86.8	103.0

Reinsurance Assumed	—	2	*	*	*

Total	$2,913	$2,879	1	86.3	102.6

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.